Exhibit 6.1


                        INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is entered into as of the ____ day of June, 1999, between Rick Timcke, kidstoysplus.com.Inc. ("the Company"), and Trish Reader, Reticular Consulting ("the Contractor").

1.   Independent  Contractor.  Subject  to the  terms  and  conditions  of  this
     Agreement, the Company hereby engages the Contractor to perform the services set forth herein, and the Contractor hereby accepts such engagement.

2. Duties, Term, and Compensation. The Contractor's duties, term or engagement, compensation and provisions for payment thereof shall be set forth in an estimate provided by the Contractor and which is attached as Exhibit A, which may be amended in writing from time to time, or supplemented with subsequent estimates for services to be rendered by the Contractor and agreed to by the Company, and which collectively are hereby incorporated by reference.

3. Expenses. During the term of this Agreement, the Contractor shall bill and the Company shall reimburse her for all reasonable and approved out-of-pocket expenses which are incurred in connection with the performance of the duties hereunder.

4. Written Reports. The Company may request that project plans, progress reports and a final results report be provided by Consultant. A final results report shall be due at the conclusion of the project and shall be submitted to the Company in a confidential written report at such time. The results report shall be in such form setting forth such information and data as is reasonably requested by the Company.

5. Right of Approval. The Company will act reasonably with respect to approving all work performed by the Contractor and will pay the Contractor even if the work is rejected.

6. Copyright. Any and all moral rights to the design, technical discoveries, developments and innovations conceived by the Contractor within the term of this Agreement and utilized by her in rendering duties to the Company are hereby licensed to the Company for use in its operations and for an infinite duration. This license is exclusive, and may not be assigned to any other party without the Contractor's prior written permission.

7. Termination. The Company may terminate this Agreement at any time by 5 working days' written notice to the Contractor.


IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

Rick Timcke, kidstoysplus.com.Inc.          Trish Reader, Reticular Consulting


By: --------------------------------        By: --------------------------------




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                                   SCHEDULE A

                         DUTIES, TERM, AND COMPENSATION

DUTIES:             The Contractor will

                    o    Research,  secure and manage an artist and web designer
                         to    create   a   visual    design    prototype    for
                         kidstoysplus.com web site;

                    o    Design,   create  and  organize,   for  access  on  the
                         Internet, a "beta" or prototype the web site for corporate purposes;

                    o Research and write a specification document and an implementation plan for the structural design of the future web site; and

                    o Research and provide quotes from contractors for the technical web development work of the future web site project.

                    She will report directly to Rick Timcke in connection with the performance of the duties under this Agreement and shall fulfill any other duties reasonably requested by the Company and agreed to by the Contractor. The Company will ensure that key people will be made available throughout the term of this Agreement to reasonably guarantee the success of the work undertaken.

TERM: This engagement shall commence upon execution of this Agreement and shall continue in full force and effect through June 20, 1999, or earlier upon completion of the Contractor's duties under this Agreement.

COMPENSATION:       As full  compensation for the services  rendered pursuant to this Agreement, the Company shall pay the Contractor at the per diem rate of $200. Such compensation shall be paid with an advance of $1,500, and the balance payable within 30 days of receipt of Contractor's invoice for services rendered, plus expenses, supported by reasonable documentation.

EXTENSION:          The Agreement may only be extended beyond the term by mutual agreement, at the rate of $200 per diem, plus expenses, with 50% paid in advance of commencement of such extension.




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